Exhibit 99(b)(1)

One Equity Partners II, L.P.

320 Park Avenue, 18th Floor

New York, New York 10022

July 21, 2006

Collect Holdings, Inc.

c/o One Equity Partners II, L.P.

320 Park Avenue, 18th Floor

New York, NY 10022

Gentlemen and Ladies:

1. Merger Agreement. Reference is made to the Agreement and Plan of Merger (as the same may be amended from time to time with our consent, the “Merger Agreement”), dated as of the date hereof, by and among NCO Group, Inc., a Pennsylvania corporation (the “Company”), Collect Acquisition Corp., a Pennsylvania corporation (“Acquisition”), and Collect Holdings, Inc., a Delaware corporation (“Parent” or “you”). Pursuant to the Merger Agreement, Acquisition will merge with and into the Company, with the Company being the surviving corporation. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

2. Commitment. One Equity Partners II, L.P., a Cayman Islands limited partnership (“OEP” or “us”), hereby commits to provide at the Closing Three Hundred Sixty-Eight Million Two Hundred Thousand Dollars ($368,200,000) (the “Committed Amount”) of equity financing (the “Financing”) to Parent, on the terms and conditions set forth herein. The proceeds of such investment will be contributed by Parent to Acquisition in exchange for equity securities of Acquisition and will provide a portion of the funds needed to effectuate the transactions contemplated by the Merger Agreement. This commitment is subject to the satisfaction or waiver by Acquisition and Parent (with the prior consent of OEP) of the conditions to the obligations of Acquisition and Parent set forth in the Merger Agreement.

3. Indemnification and Expenses. You agree to indemnify and hold harmless OEP, its affiliates and their respective partners, officers, directors, employees, advisors, and agents (each an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this letter agreement, the Merger Agreement, the Financing, the use of the proceeds thereof, any amounts paid by us under the Limited Guarantee dated the date hereof by OEP in favor of the Company (the “Limited Guarantee”) or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that Parent shall not be responsible for losses, claims, damages or liabilities that arise out of acts or omissions of an indemnified person that are taken in bad faith or constitute gross negligence or willful misconduct as determined by a final, non-appealable court order. If the Financing is provided, at the Closing, Parent shall cause the Surviving Corporation to reimburse OEP and its affiliates on demand for all reasonable expenses (including due diligence expenses, travel expenses, and reasonable fees, charges and disbursements of counsel, accountants and other professionals) incurred by or on behalf of OEP in connection with the Financing and any related documentation (including this letter agreement and the Merger Agreement) or the administration, amendment, modification or waiver thereof.

4. Termination. This commitment is effective as of the date hereof and will expire on the earlier of (a) the termination of the Merger Agreement in accordance with the terms thereof, (b) the consummation of the transactions contemplated by the Merger Agreement, and (c) when the Company first seeks to enforce the Limited Guarantee. The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or OEP’s commitment hereunder.

5. Governing Law; Jurisdiction. This letter agreement shall be governed by, and construed in accordance with, the laws of the state of New York (without regard to principles of conflicts of laws provisions thereof), including without limitation as to all matters of construction, validity, enforceability and performance. Each of Parent and OEP hereby consents to and submits to the exclusive jurisdiction of the state courts of New York located in New York County, New York and to the jurisdiction of the United States District Court for the Southern District of New York in connection with any action, suit or proceeding arising out of or relating to this letter agreement, and irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

6. Assignment; Amendment and Waiver. Neither this letter agreement nor any of the rights, interests or obligations hereunder may be assigned by OEP, provided that OEP shall be entitled to assign its interests and obligations hereunder to any one or more of its affiliates under common equity ownership without obtaining any such consent of Parent. Any provisions hereof for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance. This letter agreement may not be amended except by an instrument in writing signed on behalf of each of OEP and Parent.

7. Notices. All notices, requests, claims, demand and other communications hereunder shall be in writing and shall be given by hand delivery, by telex, telecopier, overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to Parent:

Collect Holdings, Inc.

c/o One Equity Partners II, L.P.

320 Park Avenue

18th Floor

New York, NY 10022

Attn:  James Rubin

Daniel Selmonosky

Fax: (212) 277-1533

with a copy (which shall not constitute notice to Parent) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Carmen J. Romano, Esq.

Fax: (215) 994-2222

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Robert J. Raymond, Esq.

Fax: (212) 225-3999

If to OEP:

One Equity Partners II, L.P.

320 Park Avenue

18th Floor

New York, NY 10022

Attn:  James Rubin

Daniel Selmonosky

Fax: (212) 277-1533

with a copy (which shall not constitute notice to OEP) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Carmen J. Romano, Esq.

Fax: (215) 994-2222

or such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

8. Complete Agreement. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9. No Third Party Beneficiaries. Nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity, including the Company, other than Parent.

10. Headings. The headings contained in the letter agreement are for reference only and shall not affect in any way the meaning and interpretation of this letter agreement.

11. Confidentiality. Neither Parent, OEP nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this letter agreement without the written consent of the other parties, except as otherwise required by law or legal process.

12. Miscellaneous. This letter agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13. Acknowledgement and Representation. Notwithstanding anything that may be expressed or implied in this letter agreement, Parent covenants, agrees and acknowledges that no Person other than OEP shall have any obligation to capitalize Parent hereunder and that, notwithstanding that OEP is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of OEP, against any current or future general or limited partner of OEP or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. Without limiting the generality of the foregoing, it is expressly agreed and acknowledged by Parent that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of OEP or any current or future general or limited partner of OEP or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of OEP under this letter agreement or any documents or instruments delivered in connection herewith or for any claim relating to, based on, in respect of or by reason of such obligations or their creation.

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Very truly yours,
ONE EQUITY PARTNERS II, L.P.
By:	OEP GENERAL PARTNER II, L.P. ITS GENERAL PARTNER
By:	OEP HOLDING CORPORATION ITS GENERAL PARTNER
By:	/s/ Daniel J. Selmonosky

Name: Daniel J. Selmonosky
Title: Managing Director

Acknowledged and Agreed as of the Date First Above Written:
COLLECT HOLDINGS, INC.
By:	/s/ Daniel J. Selmonosky

Name: Daniel J. Selmonosky
Title: President

[SIGNATURE PAGE TO OEP EQUITY COMMITMENT LETTER]